EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of Evolution Petroleum Corporation pertaining to the Company’s 2003 Stock Option Plan, the Company’s 2004 Stock Plan, and various warrant agreements of our report dated August 29, 2006 with respect to the consolidated financial statements of Evolution Petroleum Corporation  that is included in its Annual Report on Form 10-KSB for the year ended June 30, 2006 and filed with the Securities and Exchange Commission.

/s/ Hein & Associates LLP

Houston, Texas
January 24, 2007